                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, the Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees of our report dated June 5, 2000, with respect to the financial statements of the Martin Marietta Materials, Inc. Performance Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1999.





                                                   Ernst & Young, LLP


June 23, 2000